Exhibit 16

[Letterhead of Conley CPA Group, PLLC]

April 13, 2005

U.S. Securities and Exchange Commission

Washington, DC 25049

and

MVB Financial Corp.

301 Virginia Avenue

Fairmont, WV 26554-2777

RE:	MVB Financial Corporation Form 8-K/A

Ladies and Gentlemen:

We have read the statements of MVB Financial Corporation contained in Form 8-K/A, Item 4.01 Changes in Registrant’s Certifying Accountant, and we agree with such statements as they relate to Item 4.01(a) Resignation of Previous Independent Accountants and all other matters referencing our firm. Further, we consent to the use of this letter as Exhibit 16 to Form 8-K/A.

Very truly yours,

/s/ Donald R. Conley
Donald R. Conley, C.P.A.
on behalf of the CONLEY CPA GROUP, PLLC